Exhibit 99.1

JOANN ANNOUNCES STRONG FOURTH FISCAL QUARTER & FULL FISCAL YEAR 2021 RESULTS

•	Fiscal year net income of $212.3 million, with Adjusted EBITDA increasing 110.8% to $323.3 million and a total comparable sales increase of 23.5%
•	Fourth quarter revenue and comparable sales increased 21% over the comparable period last year
•	Omni-channel net sales grew by 194% in the quarter over the comparable period last year
•	Files Annual Report on Form 10-K with the Securities and Exchange Commission for the fiscal year ended January 30, 2021

HUDSON, OH (April 1, 2021) — JOANN Inc. (NASDAQ: JOAN) (“JOANN”), the nation’s category leader in sewing and one of the fastest growing competitors in the arts and crafts category, today reported results for its fourth fiscal quarter and full fiscal year ended January 30, 2021.

Wade Miquelon, JOANN’s President and Chief Executive Officer, said, “We are extremely pleased with our strong performance in 2020, which is a true testament to the resiliency, flexibility and dedication of our passionate employees across our entire organization.  Collectively, our field, distribution center and corporate teams’ unwavering focus on serving our customers and communities, in what was an unprecedented year, was nothing short of amazing.  Our entire organization worked tirelessly to help millions of our customers to find their happy place.”

Fourth Fiscal Quarter Highlights:

•	Net sales increased 20.9% compared to the same period in the prior fiscal year, to $840.8 million, with total comparable sales increasing 21.2%.
•	Omni-channel net sales grew by 194% in the fourth quarter as compared to the same period in the prior year and represented 16% of total sales.
•	Gross margin increased 20.2% compared to the same period in the prior fiscal year, to $394.5 million, at a rate to net sales of 46.9% compared to 47.2% for the same period in the prior fiscal year.
•

Net income was $38.3 million in the fourth quarter fiscal year 2021, compared to a $358.1 million loss in the same period in the prior fiscal year, which included a $356.4 million write-off of goodwill and other intangible assets.

•

Adjusted EBITDA increased 31.6% compared to same period in the prior fiscal year, to $106.1 million, or 12.6% as a percentage of net sales compared to 11.6% as a percentage of net sales for the same fiscal period last year.

Fiscal Year Highlights:

•	Net sales increased 23.3% compared to the prior fiscal year, to $2,762.3 million, with total comparable sales increasing 23.5%.
•	Gross margin increased 23.6% compared to the prior fiscal year, to $1,366.2 million, at a rate to net sales of 49.5% compared to 49.3% for the prior fiscal year.
•

Net income was $212.3 million in fiscal year 2021, including $155.1 million of gain from early retirement of debt below par value, compared to a $546.6 million loss in the prior fiscal year, which included a $486.8 million write-off of goodwill and other intangible assets.

•	Adjusted EBITDA increased 110.8% in fiscal 2021 compared to fiscal 2020, to $323.3 million, or 11.7% as a percentage of net sales in fiscal 2021 compared to 6.8% as a percentage for fiscal 2020.

Balance Sheet Highlights:

•	Long term debt, including current portion, was $786.3 million as of January 30, 2021, a decrease of $433.0 million from February 1, 2020.
•	Cash and cash equivalents were $27.4 million as of January 30, 2021, up $3.0 million from February 1, 2020.
•	Inventories were $555.9 million as of January 30, 2021, a decrease of $93.8 million or 14.4% from February 1, 2020.

JOANN Inc.

Consolidated Statements of Income (Loss)

(Unaudited)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	January 30, 2021	February 1, 2020	January 30, 2021	February 1, 2020
	(Dollars in millions except per share data)
Net sales	$840.8	$695.6	$2,762.3	$2,241.2
Cost of sales	446.3	367.3	1,396.1	1,135.9
Selling, general and administrative expenses	313.8	254.4	1,132.0	977.4
Depreciation and amortization	20.2	20.2	80.0	77.5
Goodwill and trade name impairment	—	356.4	—	486.8
Operating profit (loss)	60.5	(302.7)	154.2	(436.4)
Interest expense, net	14.0	24.3	69.0	101.9
Debt related gain	(2.2)	(3.8)	(155.1)	(3.8)
Income (loss) before income taxes	48.7	(323.2)	240.3	(534.5)
Income tax provision	10.4	34.9	28.0	12.1
Net income (loss)	$38.3	$(358.1)	$212.3	$(546.6)

Earnings (loss) per common share:
Basic	$1.10	$(10.26)	$6.08	$(15.67)
Diluted	$1.05	$(10.26)	$5.93	$(15.67)
Weighted-average common shares outstanding:
Basic	34,902,380	34,902,380	34,902,380	34,882,306
Diluted	36,288,050	34,902,380	35,798,491	34,882,306

JOANN Inc.

Consolidated Balance Sheets

	January 30, 2021	February 1, 2020
	(Dollars in millions)
Assets
Current assets:
Cash and cash equivalents	$27.4	$24.4
Inventories	555.9	649.7
Prepaid expenses and other current assets	71.5	45.7
Total current assets	654.8	719.8

Property, equipment and leasehold improvements, net	280.5	309.0
Operating lease assets	837.0	707.1
Goodwill	162.0	162.0
Intangible assets, net	377.2	384.2
Other assets	25.8	19.2
Total assets	$2,337.3	$2,301.3

Liabilities and Shareholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$250.1	$227.1
Accrued expenses	171.3	105.0
Current portion of operating lease liabilities	187.2	157.0
Current portion of long-term debt	—	9.1
Total current liabilities	608.6	498.2

Long-term debt, net	786.3	1,210.2
Long-term operating lease liabilities	766.4	645.2
Long-term deferred income taxes	87.3	91.0
Other long-term liabilities	46.3	28.7

Shareholders’ equity (deficit):
Common stock, par value $0.01 per share; 200,000,000 authorized; issued 36,822,658 shares at January 30, 2021 and February 1, 2020	0.3	0.3
Additional paid-in capital	124.7	123.2
Retained deficit	(69.0)	(281.3)
Accumulated other comprehensive loss	(0.3)	(0.9)
Treasury stock at cost; 1,920,278 shares at January 30, 2021 and February 1, 2020	(13.3)	(13.3)
Total shareholders’ equity (deficit)	42.4	(172.0)
Total liabilities and shareholders’ equity (deficit)	$2,337.3	$2,301.3

JOANN Inc.

Reconciliation of Net Income (Loss) to Adjusted EBITDA

(Unaudited)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
(In millions)	January 30, 2021	February 1, 2020	January 30, 2021	February 1, 2020
Net income (loss)	$38.3	$(358.1)	$212.3	$(546.6)
Income tax provision	10.4	34.9	28.0	12.1
Interest expense, net	14.0	24.3	69.0	101.9
Debt related gain (1)	(2.2)	(3.8)	(155.1)	(3.8)
Depreciation and amortization (2)	20.4	20.3	80.6	78.0
Strategic initiatives (3)	2.1	1.2	6.2	9.0
COVID-19 costs (4)	16.6	—	65.0	—
Technology development expense (5)	2.2	2.7	5.8	6.4
Stock-based compensation expense	0.4	0.3	1.5	1.2
Loss on disposal and impairment of fixed and operating lease assets	2.0	0.6	5.6	1.0
Goodwill and trade name impairment (6)	—	356.4	—	486.8
Sponsor management fee (7)	0.5	1.2	1.3	5.0
Other (8)	1.4	0.6	3.1	2.4
Adjusted EBITDA	$106.1	$80.6	$323.3	$153.4

(1)	“Debt related gain” represents gains associated with debt repurchases below par and write off of unamortized fees and original issue discount associated with debt refinancings.
(2)	“Depreciation and amortization” represents depreciation, amortization of intangible assets, amortization of favorable and unfavorable lease rights, and amortization of content costs.
(3)

“Strategic initiatives” represents non-recurring costs, such as third-party consulting costs and one-time start-up costs, that are not part of our ongoing operations and are incurred to execute differentiated, project-based strategic initiatives, including costs (i) to design a new prototype and assortment optimization process for locations, (ii) related to our efforts to initially evaluate and implement opportunities to offset the significant costs incurred due to the new U.S. tariffs on merchandise produced in China, (iii) to start up a new technology product that would traditionally be incurred by our vendors, (iv) to evaluate our opportunity in new potential lines of business, (v) to analyze improved supply chain capabilities, (vi) related to one-time legal and accounting fees associated with our initial public offering and (vii) to establish our foreign sourcing office.

(4)

“COVID-19 costs” represents premium pay for location team members (including cleaning and location capacity management labor), incremental seasonal clearance associated with location closures, donations for our mask making initiative and additional location cleaning supplies.

(5)

“Technology development expense” represents one-time IT project management and implementation expenses, such as internal project management labor, third-party consulting fees and user fees incurred during the development period of a new software application, that are not part of our ongoing operations and are typically redundant during the initial implementation of software applications or other technology systems across different functional operations of our business before they are in productive use.

(6)

Based on our evaluation for impairment of the carrying amount of goodwill and trade name on our balance sheet. Impairment recorded was driven predominantly by the result of negative total comparable sales and declining margins, primarily resulting from the incremental U.S. tariffs on Chinese imports, along with a weaker than expected peak selling season. See Note 8—Goodwill and Other Intangible Assets to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 30, 2021 for further details.

(7)

“Sponsor management fee” represents management fees paid to our sponsor, LGP (or advisory affiliates thereof), in accordance with our management services agreement, which terminated upon the consummation of our initial public offering. Following our initial public offering, LGP does not provide managerial services to us in any form.

(8)	“Other” represents one-time severance, certain legal, executive leadership transition and business transition expenses.

Non-GAAP Financial Measures

JOANN presents Adjusted EBITDA, which is not a recognized financial measure under GAAP, because it believes it assists investors and analysts in comparing JOANN’s performance across reporting periods on a consistent basis by excluding items that management does not believe are indicative of JOANN’s core operating performance. Management believes that Adjusted EBITDA is helpful in highlighting trends in JOANN’s core operating performance compared to other measures, which can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. JOANN also uses Adjusted EBITDA in connection with establishing discretionary annual incentive compensation; to supplement GAAP measures of performance in the evaluation of the effectiveness of its business strategies; to make budgeting decisions; to compare its performance against that of other peer companies using similar measures; and because its credit facilities use measures similar to Adjusted EBITDA to measure its compliance with certain covenants.

JOANN defines Adjusted EBITDA as net income (loss) plus income tax provision (benefit), interest expense, net, debt related (gain) loss and depreciation and amortization, as further adjusted to eliminate the impact of certain non-cash items and other items that management does not consider indicative of its ongoing operating performance, including costs related to strategic initiatives, COVID-19 costs, technology development expense, stock-based compensation expense, loss on disposal and impairment of fixed and operating lease assets, goodwill and trade name impairment, sponsor management fees and other one-time costs. The further adjustments are itemized in the table above.

Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of JOANN’s results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect its cash expenditures or future requirements for capital expenditures or contractual commitments;
•	Adjusted EBITDA does not reflect changes in its cash requirements for its working capital needs;
•	Adjusted EBITDA does not reflect the interest expense and the cash requirements necessary to service interest and principal payments on its debt;
•	Adjusted EBITDA does not reflect cash requirements for replacement of assets that are being depreciated and amortized;
•	Adjusted EBITDA does not reflect non-cash compensation, which is a key element of its overall long-term incentive compensation;
•	Adjusted EBITDA does not reflect the impact of certain cash charges or cash receipts resulting from matters it does not find indicative of its ongoing operations; and
•	other companies in JOANN’s industry may calculate Adjusted EBITDA differently, limiting its usefulness as a comparative measure.

JOANN compensates for these limitations by relying primarily on JOANN’s GAAP results and using Adjusted EBITDA only as supplemental information.

About JOANN

For more than 75 years, JOANN has inspired creativity in the hearts, hands, and minds of its customers. From a single storefront in Cleveland, Ohio, the nation’s category leader in sewing and fabrics and one of the fastest growing competitors in the arts and crafts industry has grown to include 855 stores across 49 states and robust e-commerce business. With the goal of helping every customer find their creative Happy Place, JOANN serves as a convenient single source for all of the supplies, guidance, and inspiration needed to achieve any project or passion.

Investor Relations Contacts:

Renee Jefferson

renee.jefferson@joann.com

330-463-6961

Tom Filandro; ICR, Inc.

JoannIR@icrinc.com

(646) 277-1235

Corporate Communications:

Amanda Hayes

amanda.hayes@joann.com

216-296-5887